Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-147811 and 333-162199) on Form S-3 and (Nos. 333-125924, 333-155963, 333-94713, 333-63298, 033-59081 and 033-59045) on Form S-8 of BTU International, Inc. of our report dated March 3, 2010, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of BTU International, Inc.

/s/ KPMG LLP

March 3, 2010

Boston, Massachusetts